Exhibit (a)(9)

Telephone Script Regarding

Extension of the Exchange Offer for EDS Income PRIDES

(For use by Dealer Managers and EDS Investor Relations)

Why did EDS extend the exchange offer for Income PRIDES?

EDS extended the exchange offer for a few main reasons:

•	EDS is sending additional information to holders of Income PRIDES in a supplemental exchange offer prospectus, including a summary of its financial results for the first quarter of 2004 and an updated tax discussion. The extension is intended to allow time for holders of Income PRIDES to receive and evaluate that supplemental information.

•	EDS cannot complete the exchange offer until the registration statement related to the exchange offer becomes effective. The registration statement is not effective, and the extension is necessary to allow EDS to work to satisfy this condition.

•	EDS also wants to provide more time for its auditors to complete their review of management’s preliminary conclusion that there is no effect on EDS’ reported results for the last two quarters of 2002 from recent revisions to the percentage-of-completion models for the NMCI contract. This was discussed in EDS’ last earnings call and is also discussed in the exchange offer prospectus on file with the SEC.

EDS is very pleased with the number of Income PRIDES that have been tendered to date and believes this transaction will be very beneficial to tendering holders of Income PRIDES and to EDS.

When will the registration statement become effective?

The SEC determines when and whether to declare a registration statement effective. We cannot predict when that will occur. Please be aware that the SEC does not approve or disapprove of the exchange offer or determine whether the exchange offer prospectus is truthful or complete, and any representation to the contrary is a criminal offense.

Will EDS extend the exchange offer again?

EDS has planned to complete the exchange offer before the notes are remarketed on May 12, if the conditions to completion are satisfied. Nevertheless, EDS has reserved the right to extend the exchange offer further. If EDS decides to further extend the exchange offer, it will announce that extension at the appropriate time as required by law.

When will EDS accept tenders?

EDS will not accept tenders and close on the exchange offer until the conditions to the exchange offer have been completed or waived. Some of the conditions cannot be waived, such as the requirement that the registration statement be effective.